METROPOLITAN SERIES FUND

AMENDED AND RESTATED ADVISORY AGREEMENT

(MetLife Conservative to Moderate Allocation Portfolio)

AMENDED AND RESTATED AGREEMENT made this 30th day of April, 2012 by and between METROPOLITAN SERIES FUND, a Delaware trust (the “Fund”), with respect to its METLIFE CONSERVATIVE TO MODERATE ALLOCATION PORTFOLIO (the “Portfolio”), and METLIFE ADVISERS, LLC, a Delaware limited liability company (the “Manager”).

WITNESSETH:

WHEREAS, the Fund and the Manager previously entered into an agreement (the “Original Agreement”) on behalf of its MetLife Conservative to Moderate Allocation Portfolio setting forth the terms upon which the Manager (or certain other parties acting pursuant to delegation from the Manager) would perform certain services for the Portfolio;

WHEREAS, the Fund and the Manager wish to amend and restate the Original Agreement to modify the services the Manager will perform for the Portfolio;

NOW THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties agree as follows:

1. (a) The Fund hereby employs the Manager to furnish the Fund with Portfolio Management Services (as defined in Section 2 hereof) and Other Services (as defined in Section 3 hereof), subject to the authority of the Manager to delegate any or all of its responsibilities hereunder to other parties as provided in Sections 1(b) and (c) hereof. The Manager hereby accepts such employment and agrees, at its own expense, to furnish such services (either directly or pursuant to delegation to other parties as permitted by Sections 1(b) and (c) hereof) and to assume the obligations herein set forth, for the compensation herein provided. The Manager shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b) The Manager may delegate any or all of its responsibilities hereunder with respect to the provision of Portfolio Management Services (and assumption of related expenses) to one or more other parties (each such party, a “Sub-Adviser”), pursuant in each case to a written agreement with such Sub-Adviser that meets the requirements of Section 15 of the Investment Company Act of 1940 and the rules thereunder (the “1940 Act”) applicable to contracts for service as investment adviser of a registered investment company (including without limitation the requirements for approval by the directors of the Fund and the shareholders of the Portfolio), subject, however, to such exemptions as may be granted by the Securities and Exchange Commission. Any Sub-Adviser may (but need not) be affiliated with the Manager. If different Sub-Advisers are engaged to provide Portfolio Management Services with respect to different segments of the Portfolio, the Manager shall determine, in the manner described in the prospectus of the Portfolio from time to time in effect, what portion of the assets belonging to the Portfolio shall be managed by each Sub-Adviser.

(c) The Manager may delegate any or all of its responsibilities hereunder with respect to the provision of Other Services to one or more other parties (each such party, a “Delegatee”) selected by the Manager. Any Delegatee may (but need not) be affiliated with the Manager.

(d) The Manager agrees that all books and records which it maintains for the Fund are the Fund’s property. The Manager also agrees upon request of the Fund, promptly to surrender the books and records to the requester or make the books and records available for inspection by representatives of regulatory authorities. The Manager shall permit all books and records with respect to the Portfolio to be inspected and audited by the Fund and the Administrator at all reasonable times during normal business hours, upon reasonable notice. Except with respect to books and records of the Fund that are contractually required to be maintained by a Delegatee or a service provider to the Fund, the Manager further agrees to maintain and preserve the Fund’s books and records in accordance with the 1940 Act and rules thereunder.

2. As used in this Agreement, “Portfolio Management Services” means management of the investment and reinvestment of the assets belonging to the Portfolio, consisting specifically of the following:

(a) obtaining and evaluating such economic, statistical and financial data and information and undertaking such additional investment research as shall be necessary or advisable for the management of the investment and reinvestment of the assets belonging to the Portfolio in accordance with the Portfolio’s investment objectives and policies;

(b) formulating and implementing a continuous investment program for the Portfolio, which may consist of investing the assets of the Portfolio in other registered investment companies;

(c) taking such steps as are necessary to implement the investment policies of the Portfolio by purchasing and selling of securities, including the placing of orders for such purchase and sale; and

(d) regularly reporting to the Board of Directors of the Fund with respect to the implementation of the investment policies of the Portfolio.

For so long as the Portfolio is an asset allocation portfolio and a fund of funds under Section 12(d)(1)(G) of the 1940 Act, the Manager shall be responsible for the following:

(a) at least annually, in conjunction with the publication of the Portfolio’s annual prospectus update and at such other dates as shall be determined by the Manager, set the annual asset allocation targets and select the underlying portfolios in which the Portfolio shall invest to approximate such targets (“Portfolio Targets”);

(b) re-evaluating and adjusting, as appropriate, such targets and underlying portfolios;

(c) re-balancing on a quarterly basis or such other basis as shall be determined by the Manager the assets of the Portfolio based on the Portfolio’s then-current Portfolio Targets;

(d) monitoring the performance of the Portfolio and the performance of the underlying portfolios throughout the year;

(e) monitoring the subadvisers of the underlying portfolios throughout the year; and

(f) determining whether an underlying portfolio change, or a Portfolio Target change is appropriate in the event of a change in the subadviser of an underlying portfolio.

3. As used in this Agreement, “Other Services” means the provision to the Fund, by or at the expense of the Manager, of the following:

(a) office space in such place or places as may be agreed upon from time to time by the Fund and the Manager, and all necessary office supplies, facilities and equipment;

(b) necessary executive and other personnel for managing and overseeing the affairs of the Portfolio, including personnel to perform clerical, bookkeeping, accounting, stenographic and other office functions (exclusive of those related to and to be performed under contract for administration, accounting, custodial, transfer, dividend and plan agency services by the entity or entities selected to perform such services);

(c) compensation, if any, of directors of the Fund who are directors, officers or employees of the Manager, any Sub-Adviser or any Delegatee or of any affiliated person (other than a registered investment company) of the Manager, any Sub-Adviser or any Delegatee;

(d) all services, other than services of counsel, required in connection with the preparation of registration statements and prospectuses, including amendments and revisions thereto;

(e) supervision and oversight of the Portfolio Management Services provided by each Sub-Adviser and Other Services provided by any Delegatee; and

(f) oversight of all matters relating to compliance by the Fund with applicable laws and with the Fund’s investment policies, restrictions and guidelines.

4. Nothing in section 3 hereof shall require the Manager to bear, or to reimburse the Fund for:

(a) any of the costs of printing and mailing the items referred to in sub-section (d) of this section 3;

(b) any of the costs of preparing, printing and distributing sales literature;

(c) compensation of directors of the Fund who are not directors, officers or employees of the Manager, any Sub-Adviser or any Delegatee or of any affiliated person (other than a registered investment company) of the Manager, any Sub-Adviser or any Delegatee;

(d) registration, filing and other fees in connection with requirements of regulatory authorities;

(e) the charges and expenses of any entity appointed by the Fund for administration, accounting, custodial, paying agent, shareholder servicing and plan agent services;

(f) charges and expenses of independent accountants retained by the Fund;

(g) charges and expenses of any transfer agents and registrars appointed by the Fund;

(h) brokers’ commissions and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party;

(i) taxes and fees payable by the Fund to federal, state or other governmental agencies;

(j) any cost of certificates representing shares of the Fund;

(k) legal fees and expenses in connection with the affairs of the Fund including registering and qualifying its shares with Federal and State regulatory authorities;

(l) expenses of meetings of shareholders and directors of the Fund; and

(m) interest, including interest on borrowings by the Fund.

5. All activities undertaken by the Manager or any Sub-Adviser or Delegatee pursuant to this Agreement shall at all times be subject to the supervision and control of the Board of Directors of the Fund, any duly constituted committee thereof or any officer of the Fund acting pursuant to like authority.

6. The services to be provided by the Manager and any Sub-Adviser or Delegatee hereunder are not to be deemed exclusive and the Manager and any Sub-Adviser or Delegatee shall be free to render similar services to others, so long as its services hereunder are not impaired thereby.

7. As full compensation for all services rendered, facilities furnished and expenses borne by the Manager hereunder, the Fund shall pay the Manager compensation at the annual rate of 0.10% of the first $500 million of the average daily net assets of the Portfolio, 0.075% of the next $500 million of the average daily net assets of the Portfolio and 0.05% of the excess over $1 billion of the average daily net assets of the Portfolio. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Directors of the Fund may from time to time determine and specify in writing to the Manager. The Manager hereby acknowledges that the Fund’s obligation to pay such compensation is binding only on the assets and property belonging to the Portfolio.

8. Reserved.

9. It is understood that any of the shareholders, directors, officers, employees and agents of the Fund may be a shareholder, director, officer, employee or agent of, or be otherwise interested in, the Manager, any affiliated person of the Manager, any organization in which the Manager may have an interest or any organization which may have an interest in the Manager; that the Manager, any such affiliated person or any such organization may have an interest in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the articles of incorporation of the Fund, the limited liability company agreement of the Manager or specific provisions of applicable law.

10. This Agreement shall become effective as of the date of its execution, and

(a) unless otherwise terminated, this Agreement shall continue in effect for a period of one year, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio, and (ii) by vote of a majority of the directors of the Fund who are not interested persons of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on, such approval;

(b) this Agreement may at any time be terminated on sixty days’ written notice to the Manager either by vote of the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio;

(c) this Agreement shall automatically terminate in the event of its assignment; and

(d) this Agreement may be terminated by the Manager on ninety days’ written notice to the Fund.

Termination of this Agreement pursuant to this section 10 shall be without the payment of any penalty.

11. This Agreement may be amended at any time by mutual consent of the parties, provided that, if required by law (as may be modified by any exemptions received by the Manager), such consent on the part of the Fund shall have been approved by vote of a majority of the outstanding voting securities of the Portfolio and by vote of a majority of the directors of the Fund who are not interested persons of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

12. For the purpose of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person” and “assignment” shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act. References in this Agreement to any assets, property or liabilities “belonging to” the Portfolio shall have the meaning defined in the Fund’s articles of incorporation as amended from time to time.

13. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Fund, to any shareholder of the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

METROPOLITAN SERIES FUND		METLIFE ADVISERS, LLC
on behalf of its MetLife Conservative to Moderate Allocation Portfolio

By:	/s/ Jeffrey L. Bernier	By:	/s/ Alan C. Leland, Jr.
	Jeffrey L. Bernier		Alan C. Leland, Jr.
	Senior Vice President		Chief Financial Officer and Treasurer